CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                   HALLWOOD CONSOLIDATED RESOURCES CORPORATION



         Hallwood   Consolidated   Resources  Corporation  (the  "Corporation"),
organized and existing under and by virtue of the General Corporation Law of Delaware (the "DGCL") does hereby certify:


     FIRST: That the Board of Directors of the Corporation duly adopted resolutions setting forth an amendment to the Restated Certificate of Incorporation of the Corporation (the "Amendment"), declaring the Amendment to be advisable and calling for the submission of the proposed Amendment to the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed Amendment is as follows:

         ARTICLE IV of the Restated Certificate of Incorporation of Hallwood Consolidated Resources Corporation, a Delaware corporation, is hereby amended by deleting Section 1 in its entirety and replacing it in its entirety to read as follows:

         SECTION 1. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 10,500,000, consisting of 10,000,000 shares of Common Stock, par value $0.01 per share ("Common Stock") and 500,000 shares of Preferred Stock, par value $0.01 per share ("Preferred Stock"). The consideration for the issuance of the shares shall be paid to or received by the Corporation in full before the issuance and shall not be less than the par value per share. The consideration shall be as permitted by the laws of the State of Delaware in the absence of actual fraud in the transaction, the judgment of the Board of Directors as to the value of such consideration shall be conclusive. Upon payment of such consideration, such shares shall be deemed to be fully paid and nonassessable. In the case of a stock dividend, that part of the surplus of the Corporation that is transferred to stated capital upon the issuance of shares as a stock dividend shall be deemed to be consideration for such issuance.


         SECOND: That thereafter pursuant to a resolution of the Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the DGCL at which meeting the necessary number of shares as required by statute were voted in favor of the Amendment.


     THIRD: That the Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.


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     FOURTH:  That the Amendment shall be effective on the date this Certificate of Amendment is filed and accepted by the Secretary of State of the State of Delaware.


         IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by William L. Guzzetti, its President, and attested by Cathleen M. Osborn, its Secretary, this 31st day of July 1997.


                                                     HALLWOOD CONSOLIDATED
                                                     RESOURCES CORPORATION



                                                     By:
                                                           William L. Guzzetti
                                                            President



ATTEST:
                  Cathleen M. Osborn
                  Secretary


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